UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2024
Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506		27-0312904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1601 Utica Avenue South, Suite 900	St. Louis Park,	MN	55416
(Address of Principal Executive Offices)			(Zip Code)
(612) 453-4100
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Exchange on Which Registered:
Common Stock, par value $0.01 per share	TWO	New York Stock Exchange
8.125% Series A Cumulative Redeemable Preferred Stock	TWO PRA	New York Stock Exchange
7.625% Series B Cumulative Redeemable Preferred Stock	TWO PRB	New York Stock Exchange
7.25% Series C Cumulative Redeemable Preferred Stock	TWO PRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Financial Officer

On August 1, 2024, consistent with her previously announced plan to retire, Mary Riskey resigned from her role as Vice President and Chief Financial Officer of Two Harbors Investment Corp. (the “Company”).

(c) Appointment of Interim Chief Financial Officer

On August 1, 2024, the Board of Directors of the Company appointed William Dellal as Vice President and Interim Chief Financial Officer of the Company, effective immediately. Mr. Dellal will report to William Greenberg, the Company’s President and Chief Executive Officer.

Mr. Dellal, age 74, most recently served as Head of Monetization Strategy and Operations of Pagaya Technologies Ltd. from January to July of 2024. Prior to that, Mr. Dellal held various executive roles with Caliber Home Loans, Inc., including serving as President from 2021 to 2022 and as Chief Financial Officer from 2016 to 2021. From 2009 to 2016, Mr. Dellal served as Managing Director and Head of Capital Markets at CitiMortgage, Inc. Mr. Dellal holds a B.A. from Swarthmore College and a Ph.D. from the Massachusetts Institute of Technology.

In connection with his appointment, Mr. Dellal will be paid an annual base salary of $500,000. For the 2024 performance year, Mr. Dellal will be entitled to receive an annual cash incentive award of $213,115, which amount shall be guaranteed and shall be paid in the first quarter of 2025. In the event Mr. Dellal is removed from his position by the Company, other than for cause, prior to his first anniversary of employment, he will be entitled to receive an additional payment of $286,885. This additional payment, if any, would be payable in the first quarter of 2026. In the first quarter of 2025, Mr. Dellal will also be entitled to receive an award of restricted stock units (“RSU”) equal to $500,000. The terms and conditions of this RSU award shall be consistent with those of the Company’s other executive officers. As an executive officer of the Company, Mr. Dellal will be subject to the Company’s Incentive Compensation Recoupment Policy and Stock Ownership and Retention Policy. Given then interim nature of his role with the Company, however, Mr. Dellal will not be eligible to participate in the Company’s Severance Benefits Plan. Mr. Dellal does not have an employment agreement with the Company.

There are no arrangements or understandings between Mr. Dellal and any other persons pursuant to which he was appointed the Company’s Vice President and Interim Chief Financial Officer. There is no family relationship between Mr. Dellal and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Dellal that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Appointment of Acting Chief Accounting Officer

On August 1, 2024, the Board of Directors of the Company also appointed Blake Johnson as Acting Chief Accounting Officer of the Company, effective immediately. Mr. Johnson will report to Mr. Dellal and shall serve as the Company’s principal accounting officer.

Mr. Johnson, age 40, has served as Controller of the Company since 2018 and prior thereto served as Tax Director from 2015 to 2018 and as Tax Manager from 2012 to 2015. Prior to his roles with the Company, Mr. Johnson held positions at Wells Fargo Bank, N.A., Deloitte, LLP, Opus Corporation and Ernst & Young, LLP. Mr. Johnson holds a B.A. in Business Administration and a M.S. in Accountancy from the University of St. Thomas, a M.B.T. from the University of Minnesota and a MSc in Finance from the London Business School.

There were no new compensatory arrangements, modifications to existing compensatory arrangements, grants or awards made to Mr. Johnson in connection with his appointment as the Company’s Acting Chief Accounting Officer. Mr. Johnson does not have an employment agreement with the Company.

There are no arrangements or understandings between Mr. Johnson and any other persons pursuant to which he was appointed the Company’s Acting Chief Accounting Officer. There is no family relationship between Mr. Johnson and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Johnson that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
Chief Legal Officer and Secretary

Date: August 1, 2024